UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number   333-45884-02

                   GE CAPITAL COMMERCIAL MORTGAGE CORPORATION
             (Exact name of registrant as specified in its charter)


        292 Long Ridge Road, Stamford, Connecticut, 06927 (203) 357-4000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   GE CAPITAL COMMERCIAL MORTGAGE CORPORATION
          Commercial Mortgage Pass-Through Certificates Series 2001-1
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 55

     Pursuant to the requirements of the Securities Exchange Act of 1934, GE Capital Commercial Mortgage Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                             JPMorgan Chase Bank in its capacity as Paying Agent under the Pooling and Servicing Agreement on behalf of GE Capital Commercial Mortgage Corporation, Registrant


                             By:    /s/ Diane E. Wallace
                                    --------------------------------------------
                             Name:  Diane E. Wallace
                             Title: Assistant Vice President

Date: January 28, 2003